UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2021

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of principal executive offices, including zip code)

(913) 213-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement

Odeon Commitment Letter

On January 24, 2021, Odeon Cinemas Group Limited (“Odeon”), a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. (the “Company”) entered into a commitment letter (the “Commitment Letter”) with certain lenders party thereto (the “Commitment Parties”), pursuant to which the Commitment Parties committed, subject to the terms and conditions contained in the Commitment Letter, to provide a senior secured term loan facility in an aggregate principal amount of £400,000,000 (the “Term Loan Facility”). The Term Loan Facility will refinance Odeon's existing £100,000,000 revolving credit facility and provide additional liquidity of £300,000,000. The funding of the Term Loan Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including the execution and delivery of a facility agreement governing the Term Loan Facility in accordance with the terms sets forth in the Commitment Letter and the consent of affiliates of Silver Lake Group, L.L.C., as holder of a majority of the Company’s 2.95% Senior Secured Convertible Notes due 2026. If the facility agreement governing the Term Loan Facility is not entered into by February 28, 2021, the commitments set forth in the Commitment Letter shall terminate, unless the Commitment Parties agree to an extension.

The Term Loan Facility will have a maturity of 2.5 years from the date on which it is first drawn. Borrowings under the Term Loan Facility will bear interest at a rate equal to 10.75% per annum during the first year and 11.25% thereafter. Odeon will have the ability to elect to pay interest in cash or in PIK interest for each interest period.

All obligations under the Term Loan Facility will be guaranteed by certain subsidiaries of Odeon. The Company will also provide a limited recourse guarantee. Subject to the terms of the Commitment Letter, including customary agreed security principles, all obligations under the Term Loan Facility will be secured by security over certain classes of assets in England, Sweden, Spain, Finland and Germany and share security in Ireland, the Netherlands and Italy.

Subject to the terms contained in the Commitment Letter, the Term Loan Facility will contain a number of covenants that are substantially similar to the covenants set forth in Odeon’s existing £100,000,000 revolving credit facility. In addition, the Term Loan Facility will contain a minimum liquidity covenant for Odeon and its subsidiaries. The Term Loan Facility will also contain certain customary events of default.

Equity Distribution Agreement

On January 25, 2021, the Company entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Goldman Sachs & Co. LLC and B. Riley Securities, Inc., as sales agents (each, a “Sales Agent” and collectively, the “Sales Agents”), to sell up to 50,000,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), from time to time, through an “at-the-market” offering program (the “Offering”).

Subject to the terms and conditions of the Equity Distribution Agreement, the Sales Agents will use reasonable efforts consistent with their normal trading and sales practices, applicable law and regulations, and the rules of the New York Stock Exchange to sell the Common Stock from time to time based upon the Company’s instructions for the sales, including any price, time or size limits specified by the Company.

Each Sales Agent will receive a commission up to 2.5% of the gross sales price of the Common Stock sold through it as the Company’s Sales Agent under the Equity Distribution Agreement, and the Company has agreed to reimburse the Sales Agents for certain specified expenses. The Company has also agreed to provide the Sales Agents with customary indemnification and contribution rights. The Company is not obligated to sell any Common Stock under the Equity Distribution Agreement and may at any time suspend solicitation and offers under the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by the Company at any time by giving written notice to the Sales Agents for any reason or by each Sales Agent at any time, with respect to such Sales Agent only, by giving written notice to the Company for any reason.

The Company intends to use the net proceeds, if any, from the sale of the Common Stock pursuant to the Equity Distribution Agreement for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness or working capital, capital expenditures and other investments.

The Common Stock will be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-251805) filed on December 30, 2020 with the Securities and Exchange Commission (the “SEC”). The Company filed a prospectus supplement, dated January 25, 2021, with the SEC in connection with the offer and sale of the Common Stock.

The foregoing description of the Equity Distribution Agreement is qualified in its entirety by reference to the Equity Distribution Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition

To the extent related to the historical financial results, the information set forth in Item 8.01 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of January 25, 2021, the Company filed an amendment to its Third Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, dated July 29, 2020 to implement a classified Board of Directors (the “Certificate of Amendment”). The Company also amended its Third Amended and Restated Bylaws, as amended July 29, 2020 (the “Bylaws”), to include corresponding changes consistent with the Certificate of Amendment (the “Bylaws Amendment”). A copy of each of the Certificate of Amendment and the Bylaws Amendment is attached as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing summary of the Certificate of Amendment and the Bylaws Amendment does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment and the Bylaws Amendment, copies of which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and both of which are incorporated herein by reference.

Item 8.01 Other Events.

The Company has provided the following update, which should be read in conjunction with the update included on Form 8-K dated December 11, 2020, including the Risk Factors filed therewith:

Current Operating Update

Effective vaccines against the coronavirus, which are expected to become widely available this year, together with the expected release later this year of major movie titles that have so far been delayed, are expected to have a material positive impact on our industry and have generated optimism that movie theatre attendance levels ultimately will significantly rebound from current levels.

In the meantime, however, a significant spike in coronavirus cases, together with continuing delays of major movie releases or the direct or simultaneous release of movie titles to the home video or streaming markets in lieu of theatre exhibition, have led to theatre closures, prevented the opening of theatres in major markets and have had, and are expected to continue to have in the future, a material adverse impact on theatre attendance levels and our business.

•	As of January 21, 2021, the Company was operating at 438 of its 593 U.S. theatres, with limited seating capacities and during limited opening hours. The Company’s closed U.S. theatres include theatres in some of its major markets, such as New York City and in California. During the fourth quarter of 2020, we experienced an overall attendance decline in the U.S. of approximately 92.3% compared to the same period a year ago.

•	As of January 21, 2021, the Company was operating at 86 of its 360 leased and partnership international theatres, with limited seating capacities and during limited opening hours. During the fourth quarter of 2020, we experienced an overall attendance decline in our international theatres of approximately 88.6% compared to the same period a year ago.

Liquidity Update

The Company estimates that its cash and cash equivalents at December 31, 2020 amounted to approximately $308 million, compared to $417.9 million at September 30, 2020. During the fourth quarter of 2020, the Company received net proceeds of approximately $263 million from at-the-market equity offerings, which is reflected in our estimated December 31, 2020 cash and cash equivalents balance. Excluding the impact of the at-the-market equity offerings, this represents an average monthly cash burn rate of approximately $124 million during October, November and December.

Since the Company’s prior liquidity update on December 14, 2020, the Company has raised incremental liquidity of approximately $917 million. This assumes incremental proceeds of approximately $411 million under the Term Loan Facility announced today (at current exchange rates and after the repayment of Odeon’s existing credit facility) and includes additional proceeds of approximately $406 million raised under our at-the-market equity offering program from the issuance of 164.7 million new common shares and $100.0 million in cash proceeds from the sale of its 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 issued to Mudrick Capital Management, L.P. on January 15, 2021 and concurrent issuance of 22 million new common shares to convert $100 million of second-lien debt into equity. These amounts are prior to factoring in transaction costs, investment banking fees and original issue discounts.

This additional liquidity obtained by the Company to date will significantly extend our liquidity runway. The length of our liquidity runway will largely depend on future attendance levels.

In the absence of any increase in attendance levels and assuming continued landlord concessions and no additional liquidity, our existing liquidity would extend our operations through to July 2021.

If attendance levels increase, we currently estimate that our existing liquidity, together with a portion of the proceeds we anticipate receiving under our continuing at-the-market equity program and additional landlord concessions, would be sufficient to fund our operations during the remainder of 2021. This requires an assumption that our attendance levels achieve approximately 10% of pre-COVID 2019 attendance levels during Q1 2021, 15% of pre-COVID 2019 attendance levels during Q2 2021, 65% of pre-COVID 2019 attendance levels during Q3 2021 and 90% of pre-COVID 2019 attendance levels during Q4 2021.

Our estimated 2021 cash burn includes the repayment of certain deferred rent amounts from 2020. Our additional liquidity requirements in the future will depend on the cash we generate from our operations and our ability to obtain further rent concessions from our landlords.

The Company is actively pursuing potential sources of additional liquidity, which is essential to our long-term viability, including:

•	Additional Equity Financing. The Company intends to continue to pursue an at-the-market program that includes up to approximately 63.3 million remaining shares under our existing at-the-market programs (including the shares to be sold under the Equity Distribution Agreement). The amount of liquidity we might generate will primarily depend on the market price of our Class A common stock, trading volumes, which impact the amount of shares we are able to sell, and the available periods during which sales may be made. As of January 22, 2021, the Company has raised proceeds of approximately $565 million, before fees, through the sale of approximately 214.8 million shares of its Class A common stock pursuant to its at-the-market offering programs. Because our market price and trading volumes are volatile, there is no guarantee as to the amounts of liquidity we might generate or that our prior experience accurately predicts the results we will achieve.

•	Landlord Negotiations. Commencing in 2021, our cash expenditures for rent were scheduled to increase significantly as a result of rent obligations that have been deferred to 2021 and future years that are approximately $450 million as of December 31, 2020. In light of our liquidity challenges, and in order to establish our long-term viability, we believe the Company must continue to reach accommodations with its landlords to abate or defer a substantial portion of the Company’s rent obligations, in addition to generating sufficient amounts of liquidity through the at-the-market program and the other potential financing arrangements discussed below. Accordingly, the Company has entered into additional landlord negotiations to seek material reductions, abatements and deferrals in our rent obligations. In connection with these negotiations, we have ceased to make rent payments under a substantial portion of our leases and have received notices of default, the result of which may permit landlords to threaten or seek potential remedies, including termination of leases, acceleration of obligations or involuntary insolvency proceedings. We continue to renegotiate leases with landlords to attain additional concessions. To the extent we achieve substantial deferrals but not abatements, our cash requirements will increase substantially in the future.

•	Other Creditor Discussions. While the liquidity we have raised has substantially extended our liquidity runway, the new debt we have raised or that has been committed, together with the higher interest rate payments that will be required in the future but have largely been deferred, will substantially increase our leverage and future cash requirements. These future cash requirements, like our deferred rent obligations, will present a challenge to our long-term viability if our operating income does not return to pre-COVID levels. Even then, we believe we will need to engage in discussions with our creditors to substantially reduce our leverage. We expect to continue to explore alternatives that include new-money financing, potentially in connection with converting debt to equity, which would help manage our leverage but would be dilutive to holders of our Common Stock. We expect we will continue to receive from and discuss proposals with all classes of creditors. These discussions may not result in any agreement on commercially acceptable terms.

We are also in discussions with our revolving lenders under our first-lien credit facility to seek a waiver from the requirement to maintain a secured leverage ratio specified therein while a certain amount of revolving loans are outstanding thereunder. We previously received a waiver that established a holiday from complying with this covenant, which resumes in connection with the second quarter of 2021 and which we do not expect to be able to satisfy. We can give no assurances with regard to our ability to obtain a waiver, failure of which would be expected to result in a default under our first-lien credit facility.

Similarly, under our first-lien credit facility, an event of default will occur if the independent auditor’s report in our annual financial statements includes a “going concern” or like qualification or exception, except in limited circumstances. Therefore, prior to the issuance of our audited financial statements for the year ended December 31, 2020 in early March, we may also be required to seek a related waiver from required lenders under our first-lien credit facility. Prior to raising additional liquidity, we have publicly stated that due to uncertainty regarding our ability to raise material amounts of additional liquidity and the uncertainty as to the time at which attendance levels might normalize, substantial doubt exists about the Company’s ability to continue as a going concern for a reasonable period of time. Although significant risks remain and there is significant uncertainty as to when attendance levels will normalize, we have raised significant liquidity that improves our liquidity outlook. In conjunction with the issuance of our annual financial statements for the year ended December 31, 2020, the Company will need to determine whether this improved liquidity is sufficient to overcome the previously disclosed substantial doubt regarding its ability to continue as a going concern.

•	Joint-Venture or Other Arrangements with Existing Business Partners and Minority Investments in Our Capital Stock. We continue to explore other potential arrangements, including equity investments, to generate additional liquidity.

The Company is unable to determine at this time whether these potential sources of liquidity will be available to it and there is no guarantee, as we have previously disclosed, that we will obtain liquidity that will be sufficient for our requirements.

It is very difficult to estimate our liquidity requirements, future cash burn rates and future attendance levels. Depending on the Company’s assumptions regarding the timing and ability to achieve more normalized levels of operating revenue, the estimates of amounts of required liquidity vary significantly. Similarly, it is very difficult to predict when theatre attendance levels will normalize, which we expect will depend on the widespread availability and use of effective vaccines for the coronavirus. However, our current cash burn rates are not sustainable. Further, we cannot predict what supply of movie titles will be available for theatrical exhibition once moviegoers are prepared to return in large numbers. Nor can we know with certainty the impact of the Warner Bros. announcement or any similar announcements regarding the release of movie titles concurrently to the home video or streaming markets, as those arrangements will be subject to negotiations that have not yet taken place. There can be no assurance that the attendance level and other assumptions used to estimate our liquidity requirements and future cash burn will be correct, and our ability to be predictive is uncertain due to the unknown magnitude and duration of the COVID-19 pandemic. We continue to caution investors about the highly speculative nature of an investment in our Class A common stock and refer investors to the risk factors we have previously published, including the additional risk factors contained in the Company’s Prospectus Supplement, dated January 25, 2021 and filed pursuant to Rule 424(b)(5). We urge potential investors to review carefully these disclosures. The foregoing statements regarding liquidity are forward-looking statements that should also be read together with the Cautionary Statement Regarding Forward-Looking Statements contained in the Company’s Prospectus Supplement, dated January 25, 2021 and filed pursuant to Rule 424(b)(5), which cautionary language is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit

No.	Description

1.1	Equity Distribution Agreement, dated as of January 25, 2021, by and between AMC Entertainment Holdings, Inc. and Goldman Sachs & Co. LLC and B. Riley Securities, Inc.

3.1	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc.

3.2	Second Amendment to the Third Amended and Restated Bylaws of AMC Entertainment Holdings, Inc.

5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: January 25, 2021	By:	/s/ Sean D. Goodman
Sean D. Goodman
Executive Vice President and Chief Financial Officer